Exhibit 8.1

620 Eighth Avenue New York, New York 10018 (212) 218-5500 fax (212) 218-5526 www.seyfarth.com

November 1, 2018

ClearOne, Inc.
5225 Wiley Post Way, Suite 500
Salt Lake City, Utah 84116

Re:	Tax Opinion Pursuant to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ClearOne, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-227530) of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), relating to the pro rata distribution of non-transferable subscription rights (the “Rights”) to purchase an aggregate of up to 8,306,335 shares of the Company’s common stock, $0.001 par value per share (such underlying shares of common stock, the “Shares”), to its stockholders.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

I.	the Registration Statement;

II.	the Certificate of Incorporation of the Company as in effect on the date hereof;

III.	the Bylaws of the Company as in effect on the date hereof;

IV.	resolutions adopted by the board of directors of the Company or a committee thereof, relating to the Registration Statement and other matters related thereto; and

V.	such other additional instruments, certifications, documents, representations and other records as we have deemed necessary or appropriate for purposes of this opinion.

ClearOne, Inc. November 1, 2018 Page 2

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, with your permission, and without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that each document upon which we have relied is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their respective terms; (vii) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (ix) that there has not been any change in the good standing status of the Company from that reported in the good standing certificate from the Office of the Secretary of State of Delaware dated October 25, 2018; (x) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties and all parties will comply with all of their obligations under the documents listed above and all applicable laws; (xi) that the Rights and the Shares will be issued as described in the Registration Statement; and (xii) that all factual statements concerning the issuance of the Rights and Shares that are contained in the Registration Statement are true, correct and complete and will remain true, correct and complete at all relevant times.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied, and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect. Further, our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or any court, and there can be no assurance that contrary positions may not be taken by the IRS or that the IRS would not prevail in such positions.

ClearOne, Inc. November 1, 2018 Page 3

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights and owning and disposing of the Shares received upon exercise of the Rights and constitutes the opinion of Seyfarth Shaw LLP.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, the foregoing opinion is limited to the United States federal income tax matters addressed herein, as of the date hereof, and no other opinions are rendered with respect to any other United States federal tax matters or to any issues arising under the tax laws of any state or locality or foreign jurisdiction.

This opinion letter is rendered solely to you in connection with the Registration Statement and may not be relied on for any other purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, or to update or revise this legal opinion, even if the change may affect the legal analysis, legal conclusions, or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ SEYFARTH SHAW LLP